                                            EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Second Quarter Fiscal 2025 Results
•Net sales $585 million vs. $564 million in Q2 2024; growth of 4%
•Diluted EPS $0.01 vs. $0.76 in Q2 2024; adjusted diluted EPS $0.17 vs. $0.76 in Q2 2024
•Returned $38 million to shareholders through dividends in the first half of fiscal 2025
•New CEO Palladini shares insights and key learnings from first 100 days in role
ATLANTA, July 25, 2025 — Carter’s, Inc. (NYSE:CRI), North America’s largest and most-enduring apparel company exclusively for babies and young children, today reported its second quarter fiscal 2025 results.
“Our second quarter sales performance showed stabilization and momentum, particularly in our direct-to-consumer businesses, which achieved comparable sales growth in the U.S., Canada, and Mexico,” said Douglas C. Palladini, Chief Executive Officer & President. “We are encouraged by improving business trends, particularly in U.S. Retail, where store traffic, purchase conversion, and demand for our core Baby apparel products all demonstrated momentum in the second quarter.
“I am disappointed, however, in our decline in profitability in the quarter, affected in part by selective investments in pricing, new stores, and more normalized levels of performance-based compensation. We’ve also begun to see some impact from higher tariffs imposed on product imported into the United States. Returning Carter’s to long-term, sustainable, and profitable growth is our highest imperative and we believe we are making informed and thoughtful investments to accomplish this objective.
“In my first 100 days with Carter’s, I have come to more fully appreciate the strong emotional connection our brands have with consumers and the privilege Carter’s has as a part of families’ lives when raising young children. Our return to growth will be fueled by a commitment to serve a new generation of young families with brands and products that emphasize high quality, modern design, and exceptional value.
“Across nearly 40 years of building and nurturing brands, I’ve consistently seen that thoughtful, measured investment drives profitable growth, and that’s exactly the path I believe we’re back on at Carter’s. I’ve also learned that the strongest brands are those with a clear sense of identity and purpose, knowing exactly what they stand for and what they don’t. And most importantly, lasting consumer loyalty comes from balancing the transactional with the emotional, combining value with meaning. At Carter’s, we are returning to all these fundamentals.
“My confidence in our future prospects emanates from the trust placed in Carter’s by generations of families: We are the largest and most significant company focused on young children and we must continue to honor that very special relationship at a very special time in peoples’ lives.”
Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures.
Second quarter and first half of fiscal 2025 results included expenses related to operating model improvement initiatives and leadership transition costs. There were no adjustments in the second quarter and first half of fiscal 2024.

	Second Fiscal Quarter
	2025				2024
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$4.0	0.7%	$0.4	$0.01	$39.5	7.0%	$27.6	$0.76
Operating model improvement costs	6.6		5.0	0.14	—		—	—
Leadership transition costs	1.1		0.8	0.02	—		—	—
As adjusted	$11.8	2.0%	$6.3	$0.17	$39.5	7.0%	$27.6	$0.76

	First Half
	2025				2024
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$30.1	2.5%	$16.0	$0.43	$94.5	7.7%	$65.7	$1.80
Operating model improvement costs	9.8		7.4	0.21	—		—	—
Leadership transition costs	7.2		6.6	0.18	—		—	—
As adjusted	$47.1	3.9%	$30.1	$0.83	$94.5	7.7%	$65.7	$1.80
Note: Results may not be additive due to rounding.
Consolidated Results
Second Quarter of Fiscal 2025 compared to Second Quarter of Fiscal 2024
Net sales increased $20.9 million, or 3.7%, to $585.3 million, compared to $564.4 million in the second quarter of fiscal 2024, driven by growth in International and U.S. Retail segment sales. International and

U.S. Retail segment net sales increased 14.1% and 3.2%, respectively, while U.S. Wholesale segment net sales were comparable to the prior year. U.S. Retail comparable net sales increased 2.2%. Changes in foreign currency exchange rates in the second quarter of fiscal 2025, as compared to the second quarter of fiscal 2024, had an unfavorable effect on consolidated net sales of approximately $3.1 million, or 0.5%.
Operating income decreased $35.4 million, or 89.7% to $4.0 million, compared to $39.5 million in the second quarter of fiscal 2024. Operating margin decreased to 0.7%, compared to 7.0% in the prior year, reflecting investments in pricing and new and remodeled stores, costs related to operating model improvement initiatives and leadership transition, and increased performance-based compensation provisions.
Adjusted operating income (a non-GAAP measure) decreased $27.7 million, or 70.2% to $11.8 million, compared to $39.5 million in the second quarter of fiscal 2024. Adjusted operating margin decreased to 2.0%, compared to 7.0% in the prior year period, principally due to investments in pricing and new and remodeled stores and increased performance-based compensation provisions.
Net income was $0.4 million, or $0.01 per diluted share, compared to $27.6 million, or $0.76 per diluted share, in the second quarter of fiscal 2024.
Adjusted net income (a non-GAAP measure) was $6.3 million, compared to $27.6 million in the second quarter of fiscal 2024. Adjusted earnings per diluted share (a non-GAAP measure) was $0.17, compared to $0.76 in the prior-year quarter.
First Half of Fiscal 2025 compared to First Half of Fiscal 2024
Net sales decreased $10.8 million, or 0.9%, to $1.22 billion, compared to $1.23 billion in the first half of 2024, reflecting lower U.S. Wholesale and U.S. Retail segment sales and unfavorable foreign currency exchange rates, partially offset by higher International segment sales. U.S. Wholesale and U.S. Retail segment net sales declined 3.1% and 0.7%, respectively, while International segment net sales grew 4.1%. U.S. Retail comparable net sales declined 1.6%. Changes in foreign currency exchange rates in the first half of fiscal 2025, as compared to the first half of fiscal 2024, had an unfavorable effect on consolidated net sales of approximately $9.5 million, or 0.8%.
Operating income decreased $64.3 million, or 68.1% to $30.1 million, compared to $94.5 million in the first half of fiscal 2024. Operating margin decreased to 2.5%, compared to 7.7% in the prior year period, reflecting investments in pricing and new and remodeled stores, spending deleverage, costs related to operating model improvement initiatives and leadership transition, and increased performance-based compensation provisions.

Adjusted operating income (a non-GAAP measure) decreased $47.3 million, or 50.1% to $47.1 million, compared to $94.5 million in the first half of fiscal 2024. Adjusted operating margin decreased to 3.9%, compared to 7.7% in the prior year period, principally due to investments in pricing and new and remodeled stores, increased performance-based compensation provisions, and higher distribution costs.
Net income was $16.0 million, or $0.43 per diluted share, compared to $65.7 million, or $1.80 per diluted share, in the first half of fiscal 2024.
Adjusted net income (a non-GAAP measure) was $30.1 million, compared to $65.7 million in the first half of fiscal 2024. Adjusted earnings per diluted share (a non-GAAP measure) was $0.83, compared to adjusted earnings per diluted share of $1.80 in the first half of fiscal 2024.
Net cash used in operations in the first half of fiscal 2025 was $8.3 million, compared to net cash provided by operations of $91.7 million in the first half of fiscal 2024. The change in net cash from operating activities was primarily driven by lower earnings and higher inventory levels.
See “Reconciliation of Adjusted Results to GAAP” sections of this release for additional disclosures regarding non-GAAP measures.
Return of Capital
In the second quarter of fiscal 2025, the Company paid a cash dividend of $0.25 per common share totaling $9.1 million. In the first half of fiscal 2025, the Company paid cash dividends totaling $38.1 million. No shares were repurchased in the first half of fiscal 2025.
The Company’s Board of Directors will evaluate future distributions of capital, including dividends and share repurchases, based on a number of factors, including business conditions, the Company’s future financial performance, investment priorities, and other considerations.
2025 Business Outlook and Tariffs
The Company continues to closely monitor the Administration’s proposed plans to implement significant new tariffs on products imported into the United States from a wide range of countries. If implemented, these additional tariffs would add substantially to the approximately $110 million in duties on imported product paid by the Company in fiscal 2024.
The Company has estimated that the gross pre-tax earnings impact of additional import duties under an additional baseline tariff of 30% for China, 20% for Vietnam, 19% for Indonesia, and 10% for all other countries is expected to be approximately $125 million to $150 million on an annualized basis. Over time, the Company intends to offset these additional costs through a combination of changes to its product assortments, cost sharing with its vendor partners, changes to the mix of its production by country, and raising prices to end consumers and its wholesale customers. In the second half of fiscal year 2025, the

Company anticipates a net additional baseline tariff impact to pre-tax earnings of approximately $35 million.
The gross amount of additional costs from incremental tariffs and the Company’s actions to offset them will depend heavily on the final tariff schemes established by the U.S. government, if any.
As announced previously, given the Company’s leadership transition in April 2025 and the ongoing and significant uncertainty surrounding proposed new tariffs and potential related impact on its business, the Company has suspended its fiscal 2025 guidance.
Conference Call
The Company will hold a conference call with investors to discuss second quarter fiscal 2025 results and provide an update on its business on July 25, 2025 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Events.” To access the call by phone, please preregister on https://register-conf.media-server.com/register/BIad53137c582e414e8238ddf1d23ed92d to receive your dial-in number and unique passcode.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-owned stores in the United States, Canada, and Mexico online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, those disclosed in Part II, Item 1A. “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2025 and Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to public health crises; risks related to consumer tastes and preferences, as well as fashion trends; the failure to protect our intellectual property; the diminished value of our brands, potentially as a result of negative publicity or unsuccessful branding and marketing efforts; delays, product recalls, or loss of revenue due to a failure to meet our quality standards; risks related to uncertainty regarding the future of international trade agreements and the United States’ position on international trade, as well as significant political, trade, and regulatory developments and other circumstances beyond our control; increased competition in the marketplace; financial difficulties for one or more of our major customers; identification of locations and negotiation of appropriate lease terms for our retail stores; distinct risks facing our eCommerce business; failure to forecast demand for our products and our failure to manage our inventory; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; fluctuations in foreign currency exchange rates; unseasonable or extreme weather conditions; risks associated with corporate responsibility issues; our foreign sourcing arrangements; a relatively small number of vendors supply a significant amount of our products; disruptions in our supply chain, including increased transportation and freight costs; our ability to effectively source and manage inventory; problems with our Braselton, Georgia distribution facility; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data or a failure to implement new information technology systems successfully; unsuccessful expansion into international markets; failure to comply with various laws and regulations; failure to properly manage strategic initiatives; retention of key individuals; acquisition and integration of other brands and businesses; failure to achieve sales growth plans and profitability objectives to support the carrying value of our intangible assets; our continued ability to meet obligations related to our debt; changes in our tax obligations, including additional customs, duties or tariffs; our continued ability to declare and pay a dividend; volatility in the market price of our common stock; and the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$585,313	$564,434	$1,215,139	$1,225,926
Cost of goods sold	303,553	281,497	642,289	627,799
Gross profit	281,760	282,937	572,850	598,127
Royalty income, net	3,249	4,004	8,580	9,220
Selling, general, and administrative expenses	280,965	247,489	551,284	512,859
Operating income	4,044	39,452	30,146	94,488
Interest expense	7,857	7,870	15,676	15,775
Interest income	(4,292)	(3,186)	(7,434)	(6,274)
Other (income) expense, net	(1,224)	404	(1,148)	678
Income before income taxes	1,703	34,364	23,052	84,309
Income tax provision	1,257	6,725	7,067	18,637
Net income	$446	$27,639	$15,985	$65,672

Basic net income per common share	$0.01	$0.76	$0.43	$1.80
Diluted net income per common share	$0.01	$0.76	$0.43	$1.80
Dividend declared and paid per common share	$0.25	$0.80	$1.05	$1.60

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Two Fiscal Quarters Ended
	June 28, 2025	% of Total Net Sales	June 29, 2024	% of Total Net Sales	June 28, 2025	% of Total Net Sales	June 29, 2024	% of Total Net Sales
Net sales:
U.S. Retail	$299,549	51.2%	$290,249	51.4%	$593,980	48.9%	$597,890	48.8%
U.S. Wholesale	192,998	33.0%	192,911	34.2%	443,094	36.5%	457,042	37.3%
International	92,766	15.8%	81,274	14.4%	178,065	14.6%	170,994	13.9%
Total consolidated net sales	$585,313	100.0%	$564,434	100.0%	$1,215,139	100.0%	$1,225,926	100.0%

Segment operating income(1):		Segment operating margin		Segment operating margin		Segment operating margin		Segment operating margin
U.S. Retail	$3,768	1.3%	$18,078	6.2%	$6,076	1.0%	$32,372	5.4%
U.S. Wholesale	27,062	14.0%	36,207	18.8%	82,372	18.6%	99,535	21.8%
International	3,607	3.9%	5,557	6.8%	3,391	1.9%	7,744	4.5%
Total segment operating income	$34,437	5.9%	$59,842	10.6%	$91,839	7.6%	$139,651	11.4%

Items not included in segment operating income:		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin
Unallocated corporate expenses (2)	$(22,687)	n/a	$(20,390)	n/a	$(44,699)	n/a	$(45,163)	n/a
Operating model improvement costs (3)	(6,638)	n/a	—	n/a	(9,800)	n/a	—	n/a
Leadership transition costs (4)	(1,068)	n/a	—	n/a	(7,194)	n/a	—	n/a
Consolidated operating income	$4,044	0.7%	$39,452	7.0%	$30,146	2.5%	$94,488	7.7%
(1)In fiscal 2024, the Company changed its measure of segment profitability to segment operating income. Segment operating income includes net sales, royalty income, and related cost of goods sold and selling, general, and administrative expenses attributable to each segment. Segment operating income excludes unallocated corporate expenses as well as specific charges that are not directly attributable to segment operations, including restructuring costs, operating model improvement costs, leadership transition costs, and impairment charges related to goodwill and indefinite-lived intangible assets, which were included in our previous measure of segment profitability. Prior period segment operating income for the fiscal quarter and two fiscal quarters ended June 29, 2024 have been recast to conform to the current presentation.
(2)Unallocated corporate expenses include corporate overhead expenses that are not directly attributable to one of our business segments and include unallocated accounting, finance, legal, human resources, and information technology expenses, occupancy costs for our corporate headquarters, and other benefit and compensation programs, including performance-based compensation.
(3)Primarily related to third-party consulting costs.
(4)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 28, 2025	December 28, 2024	June 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$338,183	$412,926	$316,646
Accounts receivable, net of allowance for credit losses of $6,340, $5,663, and $4,895, respectively	140,352	194,834	132,360
Finished goods inventories, net of inventory reserves of $10,284, $8,257, and $13,844, respectively	619,074	502,332	599,295
Prepaid expenses and other current assets	60,612	32,580	54,085
Total current assets	1,158,221	1,142,672	1,102,386
Property, plant, and equipment, net of accumulated depreciation of $598,575, $602,670, and $640,751, respectively	188,177	180,956	181,659
Operating lease assets	571,303	577,133	509,168
Tradenames, net	268,777	268,008	298,097
Goodwill	209,016	206,875	209,086
Customer relationships, net	21,854	23,543	25,386
Other assets	38,204	33,980	29,735
Total assets	$2,455,552	$2,433,167	$2,355,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$306,399	$248,200	$313,796
Current operating lease liabilities	124,002	130,564	128,952
Other current liabilities	95,270	130,052	84,895
Total current liabilities	525,671	508,816	527,643

Long-term debt, net	498,531	498,127	497,735
Deferred income taxes	42,290	38,210	48,910
Long-term operating lease liabilities	501,804	501,503	436,575
Other long-term liabilities	33,354	31,949	32,904
Total liabilities	$1,601,650	$1,578,605	$1,543,767

Commitments and contingencies

Shareholders’ equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,467,071, 36,041,995, and 36,280,056 shares issued and outstanding, respectively	365	360	363
Additional paid-in capital	14,460	3,856	—
Accumulated other comprehensive loss	(32,817)	(43,678)	(32,814)
Retained earnings	871,894	894,024	844,201
Total shareholders’ equity	853,902	854,562	811,750
Total liabilities and shareholders’ equity	$2,455,552	$2,433,167	$2,355,517

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Two Fiscal Quarters Ended
	June 28, 2025	June 29, 2024
Cash flows from operating activities:
Net income	$15,985	$65,672
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	24,967	27,386
Amortization of intangible assets	1,846	1,858
Provision for excess and obsolete inventory, net	1,853	4,986
(Gain) loss on disposal of property, plant and equipment	(4)	87
Amortization of debt issuance costs	832	809
Stock-based compensation expense	14,941	9,290
Unrealized foreign currency exchange (gain) loss, net	(799)	109
Provision for doubtful accounts receivable from customers	1,182	285
Unrealized gain on investments	(474)	(1,081)
Deferred income taxes expense	3,549	7,153
Effect of changes in operating assets and liabilities:
Accounts receivable	54,068	50,516
Finished goods inventories	(114,014)	(70,802)
Prepaid expenses and other assets	(30,218)	(24,320)
Accounts payable and other liabilities	17,948	19,743
Net cash (used in) provided by operating activities	$(8,338)	$91,691

Cash flows from investing activities:
Capital expenditures	$(26,546)	$(24,315)
Net cash used in investing activities	$(26,546)	$(24,315)

Cash flows from financing activities:
Dividends paid	$(38,115)	$(58,510)
Repurchases of common stock	—	(33,778)
Withholdings from vesting of restricted stock	(4,332)	(7,436)
Proceeds from exercises of stock options	—	367
Other	(370)	—
Net cash used in financing activities	$(42,817)	$(99,357)

Net effect of exchange rate changes on cash and cash equivalents	2,958	(2,586)
Net decrease in cash and cash equivalents	$(74,743)	$(34,567)
Cash and cash equivalents, beginning of period	412,926	351,213
Cash and cash equivalents, end of period	$338,183	$316,646

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended June 28, 2025
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$281.0	48.0%	$4.0	0.7%	$1.3	$0.4	$0.01
Operating model improvement costs (b)	(6.6)		6.6		1.6	5.0	0.14
Leadership transition costs (c)	(1.1)		1.1		0.3	0.8	0.02
As adjusted (a)	$273.3	46.7%	$11.8	2.0%	$3.1	$6.3	$0.17

	Two Fiscal Quarters Ended June 28, 2025
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$551.3	45.4%	$30.1	2.5%	$7.1	$16.0	$0.43
Operating model improvement costs (b)	(9.8)		9.8		2.4	7.4	0.21
Leadership transition costs (c)	(7.2)		7.2		0.6	6.6	0.18
As adjusted (a)	$534.3	44.0%	$47.1	3.9%	$10.0	$30.1	$0.83

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Primarily related to third-party consulting costs.
(c)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,409,988	35,688,755	35,361,039	35,774,748
Dilutive effect of equity awards	—	135	605	1,692
Diluted number of common and common equivalent shares outstanding	35,409,988	35,688,890	35,361,644	35,776,440
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$446	$27,639	$15,985	$65,672
Income allocated to participating securities	(231)	(523)	(866)	(1,218)
Net income available to common shareholders	$215	$27,116	$15,119	$64,454
Basic net income per common share	$0.01	$0.76	$0.43	$1.80
Diluted net income per common share:
Net income	$446	$27,639	$15,985	$65,672
Income allocated to participating securities	(231)	(523)	(866)	(1,218)
Net income available to common shareholders	$215	$27,116	$15,119	$64,454
Diluted net income per common share	$0.01	$0.76	$0.43	$1.80
As adjusted (a):
Basic net income per common share:
Net income	$6,302	$27,639	$30,052	$65,672
Income allocated to participating securities	(231)	(523)	(866)	(1,218)
Net income available to common shareholders	$6,071	$27,116	$29,186	$64,454
Basic net income per common share	$0.17	$0.76	$0.83	$1.80
Diluted net income per common share:
Net income	$6,302	$27,639	$30,052	$65,672
Income allocated to participating securities	(231)	(523)	(866)	(1,218)
Net income available to common shareholders	$6,071	$27,116	$29,186	$64,454
Diluted net income per common share	$0.17	$0.76	$0.83	$1.80

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $5.9 million and $14.1 million in after-tax expenses from these results for the fiscal quarter and two fiscal quarters ended June 28, 2025, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Two Fiscal Quarters Ended		Four Fiscal Quarters Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024	June 28, 2025
Net income	$0.4	$27.6	$16.0	$65.7	$135.8
Interest expense	7.9	7.9	15.7	15.8	31.2
Interest income	(4.3)	(3.2)	(7.4)	(6.3)	(12.2)
Income tax expense	1.3	6.7	7.1	18.6	33.7
Depreciation and amortization	13.6	14.4	26.8	29.2	55.5
EBITDA	$18.8	$53.5	$58.1	$123.1	$244.1

Adjustments to EBITDA
Operating model improvement costs (a)	$6.6	$—	$9.8	$—	$9.8
Leadership transition costs (b)	1.1	—	7.2	—	7.2
Organizational restructuring (c)	—	—	—	—	1.8
Intangible asset impairment (d)	—	—	—	—	30.0
Partial pension plan settlement (e)	—	—	—	—	0.9
Total adjustments	7.7	—	17.0	—	49.8
Adjusted EBITDA	$26.5	$53.5	$75.0	$123.1	$293.8

(a)Primarily related to third-party consulting costs.
(b)Related to costs associated with the transition of our former CEO, including accelerated vesting of outstanding time-based restricted stock awards.
(c)Net expenses related to organizational restructuring.
(d)Non-cash impairment charge on the OshKosh indefinite-lived tradename asset.
(e)Non-cash charge for partial settlement of the OshKosh B’Gosh Pension Plan.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (e) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and two fiscal quarters ended June 28, 2025:

	Fiscal Quarter Ended
	Reported Net Sales June 28, 2025	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 28, 2025	Reported Net Sales June 29, 2024	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$585.3	$(3.1)	$588.4	$564.4	3.7%	4.2%
International segment net sales	$92.8	$(3.1)	$95.8	$81.3	14.1%	17.9%

	Two Fiscal Quarters Ended
	Reported Net Sales June 28, 2025	Impact of Foreign Currency Translation	Constant-Currency Net Sales June 28, 2025	Reported Net Sales June 29, 2024	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,215.1	$(9.5)	$1,224.6	$1,225.9	(0.9)%	(0.1)%
International segment net sales	$178.1	$(9.5)	$187.6	$171.0	4.1%	9.7%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.